Exhibit 99.2

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055
Select Medical Corporation Announces
Mutual Termination of Stock Purchase Agreement
     MECHANICSBURG, PENNSYLVANIA - - June 7, 2007 - - Select Medical Corporation (“Select”) today announced that it and Nexus Health Systems, Inc. (“Nexus”) have mutually agreed to terminate the Stock Purchase Agreement entered into by the parties on March 26, 2007, pursuant to which Select was to acquire the business of Nexus.
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 89 long-term acute care hospitals in 26 states. Select operates three acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with more than 1,100 locations in 37 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
Investor inquiries:
Joel Veit, 717/972-1100